Exhibit 10.19

Fujian Jinjiang Chendai Ansheng Shoes and Clothing Co., Ltd.

PRODUCT DISTRIBUTION AGREEMENT

Contract No.:
Party A: Fujian Jinjiang Chendai Ansheng Shoes and Clothing Co., Ltd.
Address: Chendai Andou Industry Park, Jinjiang
Tel: 0595-85187788, 85197788     Fax: 0595-85188811

Party B:
Address:

To accelerate the development of Ansheng’s brands and improve the market share and brand image, based on mutual beneficiary and cooperation, according to the Contract Law of the PRC, the Parties have agreed on the following, regarding that Party A authorizes Party B to distribute “Anzhi (“Z” brand and “AZ”)” series products in the designated area:

Section 1 Authorized Area, Term
1. Party A authorizes Party B to operate “Anzhi (“Z” brand and “AZ”)” series products in     City,     Province, with term one(1) year from to . Party B shall not, directly or indirectly, sell Party A’s product out of the authorized area without prior written consent of Party A.

Section 2 Brand Management
1.
Party A has the proprietary rights of name, brand, trademark, patent of “Anzhi (“Z” brand and “AZ”)” series products and accessories. Party A authorizes Party B to sell Party A’s products within the designated area. Party B shall protect Party A’s brand image.

2.	Without Party A’s consent, Party B shall not produce any promotional items, shoes and clothing products with Party A’s brand and Logo.
3.
The agreement between Party B and sub-distributor or retailer shall include the preferential provisions hereunder, and term of which shall be not in excess of this Agreement. Any dispute between Party B and sub-distributor or retailer caused by Party B’s failure to comply with this provision, Party A shall not be responsible for any damages or losses therefrom. The agreement between Party B and sub-distributor or retailer shall be present to Party A for record.

Section 3 Method of Order
Within the term of the Agreement, the Parties agree to cooperate with the three methods of order:
1.	Order at Fair
Party B places orders at the Autumn-Winter Ordering Fair and Spring-Summer Ordering Fair, Party A arrange the production accordingly. The product under the orders at the fairs is deemed as marketable product, Party B shall not cancel the orders or return the product thereunder, and Party B shall have no right to enjoy discount treatment. In order to make sure the product can be supplied on time, Party B shall pay 50% of total amount of order within 10 days after Party B places the order, as a result of which the order takes effect.

2.	Trial Sale
Other than the order at the fairs, Party A will send shoes with new models seasonally to Party B, and Party B shall be obliged to market and sell.
3.	Supplemental Order for Spot Product
If Party B has supplemental order for the trail product sent by Party A, the supplemental order shall be deemed as supplemental order for spot product. Because inventory of the spot product is limited, Party A will deliver the product under the supplemental order for spot product, which satisfies the following condition: the deposit is paid before other distributor.

Section 4 Price and Method of Payment
1.
Party A will set a uniform price all over the nation, and Party B shall make the full payment within 45 days after the delivery. Party B shall comply with Party A’s guide on final retail price. Party B shall not change the final retail price without prior consent of Party A.

2.
The Parties shall establish a strict account checking system. Party A shall fax the waybill and settlement notice to Party B 2 days after Party A delivers the product to carrier designated by Party B. Party B shall check the settlement notice and the product upon receipt of the product and notice Party A’s accountant if there is any difference.

3.
To encourage Party B to develop Party A’s brand, Party A agrees to pay back 3% of Party B’s sales of Party A’s product by deduct the same amount from account receivable, if Party B’s sales of Party A’s product exceeds RMB9 million.

Section 5 Support of Advertisement and Decoration
1.	Party A will support Party B with VI CD, product menu, poster, X display rack, KT board, and design of outdoor advertisement.
2.	Printing: Party A makes this uniformly and present to Party B for free.
3.	Party A shall be responsible for design of Party B’s store, provide sample of goods shelf. Party B shall purchase the material and decorate the store according to Party A’s design and sample.
4.
Party B shall have right to enjoy the nation-wide advertising resources provided by Party A. If Party B needs regional advertisement, such as outdoor, local TV, magazine and newspaper advertisements, Party B shall apply to Party A in written. Party B shall make the advertisement according to the yearly entire image designed by Party A after Party A approves the regional advertisement.

Section 6 Logistics Management
1.
Party B shall designate the carrier: Transportation Freight. Party A delivers the goods to the carrier and handles the formalities, and Party B shall pay for the freight cost. Party B shall notice Party if Party B changes the carrier.

2.	Party A will supervise Party B’s inventory in order to control and reduce Party B’s inventory, and adjust the inter-regional inventory.
3.
Party B shall make standard inventory management by using a sturdy “Goods Inventory Management Software”, and report the detailed inventory to Party A as required. Party A will cooperate with Party B to analyze Party B’s inventory, and guide Party B to redeploy the inventory with other distribution as necessary.

4.
Party A will print uniform area code on the product. If Party B sells the product out of the designated area, Party B shall pay a penalty of RMB5,000 for each case. If other distributor encounters material damages and losses caused by Party B’s breach of this provision, Party B shall re liable for the said damages and losses, and Party A will stop to supply product to Party B.

Section 7 Breach of Contract
1.
If Party B fails or delays to pay the goods price to Party A intentionally, Party A shall have right to stop to supply product to Party B, and cancel the authorization to Party B. Party B shall pay Party A the full goods price plus a penalty of 5% of amount of outstandings.

Section 8 Termination and Extension
1.
Party B shall notice Party A to renew this Agreement two month before expiration date of this Agreement, otherwise this Agreement will be terminated. If at the annual check Party B has achieved the sales target, Party B has the right of first refusal to continue to be authorized as exclusive distributor of Party A’s brand and product in the original area.

2.	If there is any dispute hereunder, the Parties shall solve it by consultation. If the consultation fails, the dispute shall be filed to the People’s Court located in Party A’s city.
3.	There are two counterparts of this Agreement, Party A and Party B each holds one. If there is any material item missed hereunder, the Parties shall enter into supplementary agreement in written.

Party A: Fujian Jinjiang Chendai Ansheng Shoes and Clothing Co., Ltd.
Seal:
Date:

Party B:
Seal:
Date:

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